Exhibit 2.1

SALE CONTRACT

THIS SALE CONTRACT (this “Contract”) is made and entered into as of the 6th day of December, 2014, by and between (i) SMC-United Industrial Limited Partnership, a District of Columbia limited partnership (“Seller”), and (ii) Terreno Realty LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

A. Seller is the owner of parcels of land located at 3015-3535 V Street, NE, Washington, DC 20018 more particularly described in Exhibit A attached hereto and made a part hereof, together with industrial/warehouse buildings and appurtenant improvements and fixtures (such parcels and the improvements thereon are collectively referred to herein as the “Real Property”) and (i) all leases relating to the Real Property, (ii) to the extent assignable, any and all licenses, authorizations, permits and approvals issued by any governmental authority and relating to Seller’s ownership and operation of the Real Property, and (iii) the fixtures, furnishings, furniture, equipment, machinery, inventory, appliances and other personal property owned by Seller and located at the Real Property (the “Tangible Personal Property”) (the items described in clauses (i) through (iii) collectively, the “Personal Property”) (the Personal Property together with the Real Property, to the extent assignable, is referred to herein as the “Property”). The Real Property shall not include the retail pad site located on South Dakota Boulevard.

B. Seller desires to sell, and Buyer desires to purchase, the Property pursuant and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. PURCHASE AND SALE. Subject to the provisions of this Contract, Seller agrees to sell and convey and Buyer agrees to purchase the Property.

2. PURCHASE PRICE AND EARNEST MONEY. The purchase price (“Purchase Price”) for the Property shall be One Hundred Sixteen Million and No/100 Dollars ($116,000,000.00). Simultaneously with the execution of this Contract, Buyer shall pay to the Escrow Agent (as defined in Section 4(a)), as an initial deposit, the sum of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the “Initial Earnest Money Deposit”) in cash or by cashier’s check, certified check or electronic transfer of funds. If this Contract is not terminated pursuant to Section 6(c), within one (1) Business Day after the expiration of the Feasibility Period, Buyer shall pay to the Escrow Agent, as an additional deposit, the sum of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the “Additional Earnest Money Deposit”; the Initial Earnest Money Deposit together with the Additional Earnest Money Deposit shall hereinafter individually and collectively be referred to as the “Earnest Money”) in cash or by cashier’s check, certified check or electronic transfer of funds. The Earnest Money shall be held in an interest bearing account and all interest thereon shall be deemed a part of the Earnest Money. The Earnest Money shall be applied to the Purchase Price or otherwise paid to Seller or Buyer as provided for herein. At closing, Buyer shall pay the balance of the Purchase Price in full in immediately available federal funds to Seller, subject to adjustments and prorations set forth herein.

3. EFFECTIVE DATE. The effective date of this Contract (“Effective Date”) shall be the later of the dates that this Contract is executed by Seller or Buyer, which shall be the date set forth in the Preamble.

4. CLOSING.

(a) Closing Date and Escrow. On January 15, 2015 (the “Closing Date”), Seller and Buyer are required and agree to make full settlement in accordance with the provisions of this Contract. The Deed (as defined in Section 4(b)(i)) and all other closing documents shall be executed and delivered in escrow to the Escrow Agent by each party required to execute such documents. On the morning of the Closing Date, Buyer shall effect a wire transfer of federal funds to the Escrow Agent’s escrow account in an amount equal to the sum of (i) the Purchase Price, (ii) the amount (if any) of the costs, expenses and adjustments payable by Buyer under this Contract, less (iii) the amount (if any) of the costs, expenses and adjustments payable by Seller under this Contract. At Buyer’s election, the amount of the funds to be wired to the Escrow Agent’s escrow account shall be reduced by the Earnest Money and interest on the Earnest Money, and the Earnest Money and interest on the Earnest Money shall be applied towards the Purchase Price. After the Escrow Agent’s receipt of the wire transfer of funds and immediately following the satisfaction (or waiver under Section 11 hereof) of the conditions precedent to closing set forth in Section 11 hereof (i) the Escrow Agent shall disburse to Seller and, in accordance with Seller’s written instructions, any mortgage holders, by wire transfer of federal funds, an amount equal to the Purchase Price reduced by any costs, expenses and adjustments payable by Seller under this Contract, (ii) the Escrow Agent shall deliver to Buyer all other documents and instruments received by it which, in accordance with the terms of this Contract, are to be delivered by Seller to Buyer on the Closing Date, and (iii) the Escrow Agent shall deliver to Seller all other documents and instruments received by it which, in accordance with the terms of this Contract, are to be delivered by Buyer to Seller on the Closing Date. For purposes of this Contract, the term “Escrow Agent” shall mean Chicago Title Insurance Company, 2000 M Street, NW, Suite 610, Washington, DC 20036, Attention: R. Eric Taylor, Telephone: (202) 263-4711, Fax: (202) 466-5070, e-mail: taylore@ctt.com.

(b) Seller’s Deliveries: On the Closing Date, Seller shall deliver to Buyer (through the Escrow Agent) the following:

(i) a Deed for the Real Property in the form attached hereto as Exhibit B, duly executed and acknowledged by Seller and in proper form for recording, conveying the Real Property to Buyer;

(ii) the Assignment of Licenses, Intangibles and Warranties in the form attached hereto as Exhibit C, duly executed by Seller;

(iii) letters duly executed by Seller, advising each of the tenants under the Leases (as defined in Section 5(a)(v)) of the change in ownership of the Real Property;

(iv) the Assignment and Assumption of Leases in the form attached hereto as Exhibit D, duly executed by Seller;

(v) the Bill of Sale in the form attached hereto as Exhibit E, duly executed by Seller;

(vi) a rent roll, updated through the Closing Date, including all security deposits which have been deposited by tenants under the Leases, in accordance with Section 4(d)(iv);

(vii) all warranties, licenses and permits (to the extent in Seller’s possession or control);

(viii) a certification as to Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, duly executed by Seller;

(ix) all keys to the Real Property which are in Seller’s possession;

(x) all certificates of occupancy with respect to the buildings or improvements situated on the Real Property which are in Seller’s possession or control;

(xi) original Estoppels (as hereinafter defined) obtained by Seller pursuant to Section 13;

(xii) the Affidavit of Title in the form attached hereto as Exhibit F duly executed and acknowledged by Seller;

(xiii) an escrow agreement, if any, required under Section 2(a);

(xiv) such certified copies of applicable portions of organizational documents, good standing certificates, incumbency certificates and authorizing resolutions as may be reasonably required by the Title Company to determine that Seller is authorized to sell the Property and to execute all documents in connection therewith;

(xv) a closing statement between Seller and Buyer, duly executed by Seller, setting forth the prorations and adjustments to the Purchase Price respecting the Property to be made pursuant to Section 4(d); and

(xvi) such transfer tax forms as may be required as a condition to the recordation of the Deed or as may be required in connection with the transfer of the Property, and such other documents as are routinely and reasonably required by the Title Company in order to complete the transaction contemplated by this Contract.

(c) Buyer’s Deliveries. On the Closing Date, Buyer shall pay the Purchase Price and shall deliver to Seller the following:

(i) a closing statement between Seller and Buyer, duly executed by Buyer, setting forth the prorations and adjustments to the Purchase Price respecting the Property to be made pursuant to Section 4(d);

(ii) the Assignment and Assumption of Leases in the form attached hereto as Exhibit D, duly executed by Buyer;

(iii) an escrow agreement, if any, required under Section 2(a); and

(xvii) such transfer tax forms as may be required as a condition to the recordation of the Deed or as may be required in connection with the transfer of the Property, and such other documents as are routinely and reasonably required by the Title Company in order to complete the transaction contemplated by this Contract.

(d) Adjustments. The following items of expense shall be adjusted as of 11:59 p.m. on the day immediately preceding the Closing Date:

(i) Real estate and other municipal and local assessments (including ballpark taxes) with respect to the Real Property. With respect only to real estate taxes paid directly by tenants under Leases to the applicable taxing authority, Buyer and Seller shall not prorate real estate taxes if the applicable real estate taxes are current through the Closing Date. In all other instances, real estate taxes shall be prorated in accordance with the provisions of this Section 4(d)(i). If the Closing Date shall occur before the tax rate or assessment is fixed for the tax year in which the Closing Date occurs, the apportionment of taxes shall be upon the basis of the tax rate or assessment for the preceding year applied to the latest assessed valuation and Seller and Buyer shall readjust real estate taxes promptly upon the fixing of the tax rate or assessment for the tax year in which the Closing Date occurs.

(ii) Fuel, water and sewer service charges, and charges for gas, electricity and all other public utilities, if, and to the extent, Seller, and not tenants under the Leases, are responsible for such charges. If there are meters on the Real Property measuring the consumption of water, gas or electric current, Seller shall, not more than one Business Day prior to the Closing Date, cause such meters (for utilities for which Seller, and not tenants, is responsible) to be read and shall pay promptly all utility bills for which Seller is liable upon receipt of statements therefore. Buyer shall be liable for and shall pay all utility bills for services rendered after such meter readings. On the Closing Date, Buyer shall post such security deposits as are required by the utility companies in order to continue service to the Real Property in replacement of the security deposits previously deposited by Seller with such utility companies.

(iii) Rents for the month in which the Closing Date shall occur which are paid by tenants with respect to their leases shall be prorated as of the Closing Date and, if necessary, the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price. Rents relating to any period prior to the Closing Date that have not been collected as of the Closing Date shall be applied by Buyer when received first to rents due for the month in which the Closing Date occurs, second to uncollected rents then due for the periods after the calendar month in which the Closing Date occurs until paid in full and third to uncollected rents due for the period prior to the calendar month in which the Closing Date occurs. Rents in respect of the reimbursement of taxes, insurance, operating expenses or the like shall be paid when received to the party entitled thereto based on the period to which such payments relate irrespective of whether they are paid to Seller or Buyer and any such payments which relate to a period which falls partly prior to the Closing Date and partly subsequent thereto, shall be adjusted on a pro-rata per diem basis as and when collected by either party. On and after the Closing Date, Buyer shall exercise commercially reasonable efforts to collect past due rents; provided, however, that Buyer shall have no obligation to commence legal proceedings against any tenant or former tenant of the Real Property. Buyer shall receive a credit at closing for all security deposits received and held by Seller at closing, if any, together with any interest due or payable thereon. For the avoidance of doubt, the One Hundred Thousand Dollar ($100,000) payment to be made by the District of Columbia Metropolitan Police Department under its Lease relates to the period prior to the Effective Date and, as such, shall be payable in full to Seller.

(iv) Seller shall deliver to Buyer on the Closing Date a schedule of all security deposits which have been deposited by tenants under, and not previously applied in accordance with, the Leases. All security deposits required to be held by Seller under the Leases and not applied in accordance with the Leases, shall be transferred and delivered to Buyer on the Closing Date.

(v) Seller shall be responsible for the cost of all tenant improvement work, tenant improvement allowances and unpaid leasing commissions (other than (A) the cost of all tenant improvement work, tenant improvement allowances and unpaid leasing commissions set forth in a Lease that is applicable only in the event that the tenant exercises after the Effective Date any option to extend or renew the Lease or expand its demised premises or (B) the cost of all tenant improvement work, tenant improvement allowances and unpaid leasing commissions with respect to and to the extent of any Lease that is signed after the Effective Date and approved or deemed approved by Buyer in accordance with Section 7(d)) required to be paid by landlord with respect to the Leases existing as of the Effective Date (collectively, the “Leasing Costs”). Buyer shall be responsible for all tenant improvement work, tenant improvement allowances and unpaid leasing commissions in connection with amendments, renewals or extensions of the Leases or new Leases to the extent described above in clauses (A) and (B) of the immediately preceding sentence.

(vi) Other items customarily apportioned in sales of real property in the jurisdiction in which the Property is located.

(vii) If any of the items described in this Section 4(d) cannot be apportioned at the closing because of the unavailability of the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable. The provisions of this Section 4(d) shall survive the Closing Date for a period of six (6) months after the end of the calendar year in which the closing occurs.

5. REPRESENTATIONS AND WARRANTIES.

(a) Representations of Seller. As of the Effective Date, Seller represents and warrants to Buyer that:

(i) Organization and Authorization. Seller is a limited partnership duly organized and in good standing in the District of Columbia. The individual executing this Contract on behalf of Seller is duly authorized to execute this Contract on behalf of Seller. The execution and delivery of this Contract and the performance of all obligations of Seller hereunder have been duly authorized by all entity action of Seller. This Contract (i) is a legal, valid and binding obligation of Seller, and (ii) does not violate any provision of any judicial order to which Seller is a party or to which Seller or the Property is subject.

(ii) No Conflicting Agreements. The transfer and delivery by Seller of the Property to Buyer as provided hereunder and the performance by Seller of its obligations under this Contract will not conflict with or result in the breach of any of the terms of any agreement or instrument to which Seller is a party or to which the Property is subject.

(iii) FIRPTA. Seller is not a “foreign person” within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2).

(iv) No Consents. Seller is not aware of any consents required for the performance of Seller’s obligations hereunder.

(v) Leases. Except for the leases described on Schedule 5(a)(v) (each such lease, a “Lease” and collectively, the “Leases”), there are no leases, license agreements or other occupancy agreements (or any amendments or supplements thereto) now in effect with respect to the Real Property (except for any new leases entered into in accordance with Section 7(d) after the date hereof).

(vi) Condemnation. Seller has not received any written notice of any pending or threatened condemnation that would affect all or any portion of the Property.

(vii) Litigation. Seller has not received written notice of any litigation that is pending or threatened with respect to the Property except (A) litigation fully covered by insurance policies (subject to customary deductibles); or (B) litigation set forth in Schedule 5(a)(vii).

(viii) Compliance with Laws. Seller has not received any written notice that has not been cured that the Property is in violation of any applicable building codes, environmental, zoning or land use laws, or any other applicable local, state and federal laws and regulations (the “Laws”).

(ix) Leases. The Leases delivered to Buyer by Seller pursuant to Section 6(d)(iv) are true, correct and complete, in all material respects, copies of such documents. There are no landlord obligations, including tenant improvement or tenant allowance obligations applicable in the event the tenant thereunder exercises an option or otherwise renews its Lease, that are not set forth in the Leases. There are no leasing commissions owed by Seller to any party with respect to the current term of any Lease. Each Lease is in full force and effect, subject to its terms. Seller does not represent or warrant that a particular Lease will be in full force and effect as of the closing on the Property.

(x) Bankruptcy. Seller has neither filed nor been the subject of any filing of a petition under the federal bankruptcy law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

(xi) No Hazardous Materials. To Seller’s actual knowledge, and except as disclosed by any reports prepared by consultants retained by Buyer or delivered to Buyer by Seller, (a) there are no Hazardous Materials (defined below) in or on the Property except for legally permissible amounts utilized in the ordinary course of the operation and maintenance of the Property by the Seller and/or any tenant, and (b) there are and have been no claims made or threatened by any third party against Seller or the Property relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials that either (i) have not been remediated or otherwise addressed in all material respects or (ii) would reasonably be expected to be material to the operation of the Property.

Except as expressly set forth in this Contract, it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, express or implied with respect to the Property, including, but not limited to, any warranties or representations as to habitability, merchantability, or fitness for a particular purpose or any other matter or thing regarding the Property. Buyer acknowledges and agrees that upon closing Seller shall sell and convey to Buyer and Buyer shall accept the Property “as is, where is, with all faults.” Buyer shall rely solely on its own investigation with respect to the Property, including the Property’s physical, environmental or economic condition, compliance or lack thereof with any ordinance, order, permit or resolution. In addition to, and not by way of limitation of, except as expressly set forth in this Section 5 or elsewhere in this Contract, the sale of the Property on an AS IS CONDITION WITH ALL FAULTS basis under this Contract, Buyer acknowledges that Seller makes no representations or warranties whatsoever to Buyer regarding the: (i) physical condition of the Property; or (ii) presence or absence of hazardous or toxic materials or chemicals in, at, or under the Property.

References in this Contract to the “knowledge” of Seller shall refer only to the actual knowledge (as opposed to constructive, deemed or imputed knowledge) of the Designated Employees (as hereinafter defined) and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, to any property manager, or to any other trustee, officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Employees” shall refer to Fred Farshey.

(b) Buyer’s Independent Investigations. Buyer acknowledges that it is being given the full opportunity to inspect and investigate each and every aspect of the Property during the Feasibility Period, either independently or through agents, representatives or experts of Buyer’s choosing, as Buyer considers necessary or appropriate, and its failure to give the Termination Notice (as defined in Section 6(c)) on or before the expiration of the Feasibility Period conclusively evidences Buyer’s complete satisfaction with such independent investigation. Except as otherwise expressly set forth in this Contract, including Seller’s representations and warranties set forth in Section 5(a) of this Contract, such independent investigation by Buyer includes, without limitation:

(i) all matters relating to title to the Property;

(ii) all matters relating to governmental and other legal requirements with respect to the Property, such as taxes, assessments, zoning, use permit requirements and building codes;

(iii) all zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Real Property;

(iv) the physical condition of the Real Property, including, without limitation, the interior, the exterior, the square footage of each tenant space therein, the structure, the roof, the paving, the utilities, and other physical and functional aspects of the Real Property, including the presence or absence of Hazardous Materials. “Hazardous Materials” shall mean materials, wastes or substances that are (A) included within the definition of any one or more of the terms “hazardous substances,” “hazardous materials,” “toxic substances,” “toxic pollutants,” and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901, et seq.), the Clean Water Act (33 U.S.C. § 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. § 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801, et seq.), and the regulations promulgated pursuant to such laws; (B) regulated or classified as hazardous or toxic, under federal, state, District of Columbia or local environmental laws or regulations; (C) petroleum; (D) asbestos or asbestos-containing materials; (E) polychlorinated biphenyls; (F) flammable explosives; or (G) radioactive materials.

(v) any easements and/or access rights affecting the Real Property;

(vi) contracts and any other documents or agreements of significance affecting the Property;

(vii) the Leases with respect to the Real Property and all matters in connection therewith, including, without limitation, the ability of the tenants thereto to pay the rent;

(viii) all matters that would be revealed by an ALTA as-built survey, a physical inspection or an environmental site assessment of the Real Property; and

(ix) all matters relating to the income and operating or capital expenses of the Property and other financial matters.

(c) Release. Except as otherwise expressly provided to the contrary in this Contract and without limiting the provisions of this Section 5, Buyer waives its right to recover from, and forever releases and discharges, and covenants not to sue, Seller, Seller’s affiliates, Seller’s asset manager, any lender to Seller, the partners, trustees, shareholders, controlling persons, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (each a “Seller Party”, and collectively, the “Seller Parties”) with respect to any and all claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property including, without limitation, the physical, environmental and structural condition of the related Real Property or any law or regulation applicable thereto, including, without limitation, any claim or matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about the Real Property; provided, however, Buyer does not waive its rights, if any, to recover from, and does not release or discharge or covenant not to sue Seller for (i) any act that is found by a court of competent jurisdiction to constitute fraud, (ii) any breach of Seller’s representations or warranties set forth in Section 5(a), subject to the limitations and conditions provided in this Contract, or (iii) any breach of Seller’s obligations set forth in this Contract that expressly survive closing.

(d) Waiver by Buyer. If Buyer and/or its assignee, with knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by Seller under this Contract and/or (ii) any breach of or inaccuracy in any representation or warranty of Seller made in this Contract nonetheless elects, with regard to knowledge actually obtained before or during the Feasibility Period, not to send the Termination Notice pursuant to Section 6(c), and, with regard to knowledge obtained between the end of the Feasibility Period and closing, to proceed to closing, then Buyer and/or its assignee shall be deemed to have waived any such default and/or breach or inaccuracy and shall have no claim against Seller with respect thereto.

(e) Buyer’s Representations. Buyer represents to Seller that:

(i) Organization and Authorization. Buyer is a limited liability company duly organized and in good standing in the State of Delaware and is (or will be at closing) duly qualified to do business and in good standing in the District of Columbia. The individual executing this Contract on behalf of Buyer is duly authorized to execute this Contract on behalf of Buyer. The execution and delivery of this Contract and the performance of all obligations of Buyer hereunder have been duly authorized by all entity action of Buyer.

(ii) No Conflicting Agreements. The purchase of the Property by Buyer as provided hereunder and the performance by Buyer of its obligations under this Contract will not conflict with or result in the breach of any of the terms of any agreement or instrument to which Buyer is a party.

(iii) Bankruptcy. Buyer has neither filed nor been the subject of any filing of a petition under the federal bankruptcy law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

6. BUYER’S INSPECTIONS AND FEASIBILITY PERIOD.

(a) Buyer’s Access. During the Feasibility Period, Seller shall give to Buyer and its officers, directors, employees, agents, advisors, or representatives (“Representatives”), complete access, subject to the rights of tenants under the Leases and without unreasonable disruption to the tenants under the Leases, to the Property during normal business hours and after reasonable prior notice, for the purpose of performing any reasonable tests and investigations, including, without limitation, non-intrusive environmental and property condition tests and studies and an updated survey of the Property. Buyer shall have the right to interview the tenants or subtenants under the Leases without the prior written consent of Seller, provided that (x) if Buyer conducts telephone interviews, Buyer shall give Seller at least three (3) Business Days prior written notice that Buyer intends to conduct such interviews and a list of the tenants or subtenants Buyer intends to call during the Feasibility Period, or (y) if Buyer conducts onsite interviews, Buyer shall deliver to the person Seller designates written notice of such interviews at least three (3) Business Days prior to the scheduled onsite interview and Seller shall have the right to accompany Buyer on such onsite interviews, but in no event shall Seller’s right to accompany Buyer to the onsite interview cause a delay in Buyer’s interview schedule. Buyer and its Representatives shall not be permitted to conduct borings of the Property or drilling in or on the Property, or any other invasive testing, in connection with the preparation of an environmental audit or in connection with any other inspection of the Property without the prior written consent of Seller (which consent shall be given or withheld in Seller’s sole and absolute discretion). Seller shall have the right to accompany Buyer and/or its Representatives during any Buyer investigation or testing. Buyer shall repair any damage to the Property caused by any entry upon the Property by Buyer or its Representatives and shall indemnify and hold harmless Seller and Seller’s partners, officers, directors, employees, agents or attorneys and any other party related in any way to the foregoing from any claims for damage or loss caused by Buyer or its Representatives’ activities on the Property (including reasonable attorneys’ fees and costs); provided, however, Buyer’s indemnification obligation under this Section 6(a) shall not cover or apply to any claims which are attributable to (a) pre-existing conditions affecting the Property that were not exacerbated by Buyer’s inspection of the Property, (b) the conduct of Seller or any of its agents, contractors or employees or (c) Buyer’s mere discovery of any information potentially having a negative impact on Seller or the Property (including, without limitation, any claims arising out of, resulting from or incurred in connection with the discovery of any Hazardous Materials on or about the Property). Notwithstanding any other provision of this Contract, the preceding sentence shall survive the closing or termination of this Contract for any reason and Buyer shall not be relieved of its obligations under the preceding sentence by reason of the closing or termination of this Contract.

(b) Buyer’s Insurance. Before receiving access to the Property, Buyer shall obtain a policy of general liability insurance, which insures Buyer and its Representatives, with liability insurance limits of not less than $1,000,000 single limit, $3,000,000 in the aggregate, for personal injury and property damage. Such policy shall name Seller, Seller’s property manager and lender as additional insureds. Such policy shall be issued by such insurance companies, shall provide such coverage and shall carry such other limits as may be approved by Seller, in its reasonable discretion. Buyer shall provide Seller with a certificate of insurance evidencing that Buyer has obtained the aforementioned policy of insurance.

(c) Feasibility Period. If, on or prior to 5:00 p.m. ET on January 8, 2015 (the period between the Effective Date and 5:00 p.m. ET on January 8, 2015, the “Feasibility Period”), Buyer gives Seller written notification (the “Termination Notice”) that Buyer elects not to consummate the purchase of the Property, then this Contract shall terminate, the Earnest Money and the interest thereon shall be returned to Buyer, and, except as otherwise provided in the last sentence of each of Section 6(a) and Section 6(b) and in Section 19, neither party shall have any further liability to the other under this Contract. Buyer shall have the absolute right, in its sole discretion, to determine whether to give the Termination Notice. If Buyer does not give the Termination Notice prior to the expiration of the Feasibility Period, this Contract shall remain in full force and effect in accordance with, and subject to, its terms.

(d) Due Diligence Deliveries. Seller agrees to deliver to Buyer the following materials, each to the extent in Seller’s possession or control (the “Delivered Materials”):

(i) a copy of the most current survey of the Property;

(ii) a copy of the most current owner’s title insurance policy for the Property;

(iii) copies of all current service, maintenance or other contracts related to the ownership and operation of the Property but excluding (i) the Leases, (ii) any service, maintenance or other contracts which the tenants under the Leases have entered into and (iii) the contract with Seller’s property manager (collectively, the “Service Contracts”). Seller shall terminate the Service Contracts. All termination fees and any other costs and expenses relating to such termination shall be the responsibility solely of Sellers, and Buyer shall not have any responsibility or liability therefor;

(iv) a true and correct copy of each Lease, including all lease amendments, letter agreements and related correspondence;

(v) the most recent tax bills and assessments, if any, for each parcel constituting the Real Property; and

(vi) any additional documents set forth on Schedule 6(d)(iv) attached hereto except to the extent any such documents are proprietary or confidential.

7. INTERIM OPERATION OF THE PROPERTIES.

(a) General Operation. Except as otherwise contemplated or permitted by this Contract or approved by Buyer in writing, from the Effective Date to the Closing Date, Seller agrees that it will operate, maintain, and repair and lease the Real Property in the ordinary course, on an arm’s length basis and consistent with Seller’s past practices and will not dispose of or encumber any Property, except for dispositions of personal property in the ordinary course of business or as otherwise permitted by this Contract. Without limiting the foregoing, Seller shall, in the ordinary course, enforce the Leases in all material respects, perform in all material respects all of landlord’s obligations under the Leases (other than Leases that are or that are in the process of being terminated due to tenant’s default thereunder) and pay all costs and expenses of the Property which are Seller’s responsibility to pay.

(b) Contracts. Seller agrees that, without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Seller will not enter into any contract affecting the Property if such contract cannot be terminated on thirty (30) days’ notice or less.

(c) Maintenance. Between the Effective Date and the Closing Date, Seller shall (i) maintain the Real Property in substantially the same manner as prior hereto pursuant to Seller’s normal course of business, subject to reasonable wear and tear and further subject to the occurrence of any damage or destruction to the Real Property by casualty or other causes or events beyond the control of Seller; provided, however, that Seller’s maintenance obligations under this subsection shall not include any obligation to make capital expenditures not incurred in Seller’s normal course of business or any other expenditures not incurred in Seller’s normal course of business; (ii) continue to maintain its existing insurance coverage; and (iii) not grant any voluntary liens or encumbrances affecting the Property.

(d) Leases. During the period from the Effective Date until and including the Closing Date, except as otherwise set forth in this Section 7(d), Seller shall not be permitted to enter into any lease, lease amendment, lease modification or lease extension with respect to all or any portion of the Real Property without Buyer’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Feasibility Period, but which approval may be granted or withheld in Buyer’s sole discretion after the expiration of the Feasibility Period. Seller shall deliver all leases, lease amendments, lease modifications or lease extensions (other than renewals to which a tenant is entitled at law or pursuant to its terms, in which case Seller shall only be required to deliver notice of such renewal to Buyer) to Buyer for Buyer’s approval. Buyer shall have five (5) Business Days to approve or disapprove the material terms of any lease, lease amendment, lease modification or lease extension delivered to it (except that Buyer shall not have the right to object to any of the leases or lease renewals set forth on Schedule 7(d) on the basis of any of the terms set forth in Schedule 7(d)), and Buyer shall have no approval rights over the form of such document. If Buyer does not give its approval or disapproval to Seller within five (5) Business Days, Buyer shall be deemed to have approved such document. All leases or amendments thereto executed in accordance with the terms of this Section 7(d) (including renewals to which a tenant is entitled at law or pursuant to its terms) shall also be deemed “Leases” for purposes of all provisions of this Contract. During the Feasibility Period, Seller shall notify Buyer if it applies any security deposit held under the Leases to the payment of delinquent rent for any tenant. After the expiration of the Feasibility Period, Seller shall not apply any security deposit held under the Leases to the payment of delinquent rent for any tenant without Buyer’s prior written consent.

8. TITLE. Seller does not make any representations, warranties or covenants concerning title to the Property except that (a) after the Effective Date, Seller shall not execute any deed, easement, restriction, encumbrance, covenant or other matter affecting title to the Property unless Buyer has received a copy thereof and has expressly approved the same in writing (such approval will not be unreasonably withheld, conditioned or delayed); and (b) all mortgages (if any) against the Property shall be paid by Seller at or before closing, it being understood and agreed that Seller shall have the right to have the Escrow Agent apply a corresponding portion of the Purchase Price proceeds at closing for such purpose.

9. COSTS. Buyer shall pay the cost of all premiums and charges in connection with the Title Commitment (as defined in Section 10) or Title Policy (as defined in Section 10) (including endorsements) issued to Buyer, the cost of preparing the Survey (which cost shall be reimbursed by Buyer as a credit to Seller at closing), all recording and filing charges in connection with the Deed, one-half of all escrow charges due to the Escrow Agent, one-half of all documentary, recordation and transfer taxes incident to the transfer of the Real Property and recording of the Deed, all costs of Buyer’s due diligence, including fees due its consultants, and all lenders’ fees related to any financing to be obtained by Buyer. Seller shall pay one-half of all escrow charges due to the Escrow Agent and one-half of all documentary, recordation and transfer taxes incident to the transfer of the Real Property and recording of the Deed. Each party shall pay the fees and costs of its own counsel.

10. TITLE INSURANCE AND SURVEY.

(a) Title Insurance. Prior to the expiration of the Feasibility Period, Buyer shall obtain from Chicago Title Insurance Company (the “Title Company”) a title insurance commitment (the “Title Commitment”) and shall deliver a copy thereof, as well as any updates of the Title Commitment, to Seller. Any easements, covenants, restrictions or exceptions of record (other than mortgages against the Property) that are shown on the Title Commitment in its final form as of the end of the Feasibility Period together with (a) all laws, ordinances, statutes, orders, requirements and regulations to which the Property is subject, (b) all terms, conditions and provisions of all Leases, (c) the preprinted exceptions in the Title Commitment or Title Policy, (d) any exception from an updated survey, (e) liens for taxes and vault fees, assessments and governmental charges not yet due and payable, (f) liens for water and sewer service not yet due and payable, and (g) any Title Commitment requirements which are Buyer’s responsibility to fulfill (such as providing the Title Company with organizational and authorization documentation), are hereinafter referred to as “Permitted Exceptions.” If Buyer does not deliver the Termination Notice to Seller, Buyer will be deemed to have approved all Permitted Exceptions. It shall be a condition of Buyer’s obligation to consummate closing that at closing, at Buyer’s expense, the Title Company will issue to Buyer an owner’s title insurance policy for the Property, subject only to the Permitted Exceptions (the “Title Policy”). It shall not be a condition precedent to closing that Buyer obtain any endorsements to such Title Policy (or extended coverage).

(b) Survey. Seller has contracted with VIKA, Inc. to obtain an updated ALTA survey of the Property (the “Survey”), which Seller agrees to deliver to Buyer upon receipt of the Survey from VIKA, Inc. and in any event prior to January 1, 2015. At closing, Buyer will reimburse Seller for the cost of the Survey.

11. CONDITIONS PRECEDENT TO CLOSING.

(a) Conditions to Buyer’s Obligations. The obligations of Buyer to purchase the Property from Seller and to perform the other covenants and obligations to be performed by Buyer on the Closing Date shall be subject to the following conditions (all or any of which may be waived in writing, in whole or in part, by Buyer):

(i) Representations and Warranties True. The representations and warranties made by Seller under this Contract shall be true and correct in all material respects on the Effective Date and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

(ii) Seller’s Performance. Seller shall have performed all covenants and agreements and delivered all documents required by this Contract to be performed or delivered by it on or before the Closing Date.

(iii) Title to Property. On the Closing Date, the Title Company shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Buyer the Title Policy in accordance with the requirements of Section 10.

(iv) Estoppels. Purchaser shall have received executed Confirming Estoppels (as hereinafter defined) from tenants who collectively lease at least eighty-five percent (85%) of the then occupied square footage of the Property, which must include estoppel certificates from the following tenants: General Services Administration; United States Postal Service; DC Public Schools; DHL Express; and Southern Wine & Spirits (such Tenant Estoppel Certificates, the “Required Tenant Estoppels”). Notwithstanding the foregoing, Seller shall have the right (but not the obligation) to deliver a Seller estoppel certificate (a “Seller Estoppel”) in lieu of one or more Required Tenant Estoppels. “Confirming Estoppel” shall mean a fully-executed Estoppel that (i) does not allege any material default by Seller or such tenant and (ii) does not contain any material adverse qualifications or additional material adverse statements from the form of Estoppel approved by Buyer or deemed approved by Buyer in accordance with the terms of Section 13.

(b) Conditions to Seller’s Obligations. The obligations of Seller to sell the Property to Buyer and to perform the other covenants and obligations to be performed by Seller on the Closing Date shall be subject to the following conditions (all or any of which may be waived in writing, in whole or in part, by Seller):

(i) Representations and Warranties True. The representations and warranties made by Buyer under this Contract shall be true and correct in all respects on the date of this Contract and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

(ii) Buyer’s Performance. Buyer shall have performed all covenants, agreements and delivered all documents required by this Contract to be performed or delivered by it on or before the Closing Date.

12. FAILURE OF CONDITIONS PRECEDENT. Subject to the terms of the next sentence, in the event that all conditions precedent for closing as specified in Section 11 above are not fulfilled on the Closing Date (as the same may be extended by written agreement of Seller and Buyer), the Escrow Agent shall return all of Buyer’s funds to Buyer and all documents to the party that has delivered such documents to the Escrow Agent, except that the Earnest Money shall be distributed to the party entitled to receive the Earnest Money in accordance with the provisions of this Contract. In the event that the condition precedent in Section 11(a)(iv) is not satisfied on the Closing Date, Seller or Buyer may elect to extend the Closing Date for a reasonable period of time provided that in no event shall the Closing Date be extended an aggregate of more than twenty (20) days.

13. ESTOPPEL CERTIFICATES. Within five (5) days after the Effective Date, Seller shall prepare tenant estoppel certificates (or statements of lease from the United States of America (“GSA”), as applicable) (the “Estoppels”), (i) substantially in the form attached hereto as Exhibit G-1 for non-GSA tenants, and in the form attached hereto as Exhibit G-2 for GSA tenants, or (ii) if required by a particular Lease or any Lease with the United States of America, in the form attached to or otherwise called for by the subject Lease. Within two (2) business day after the expiration of the Feasibility Period, Seller shall deliver to Buyer copies of such Estoppels with all blank spaces completed to Buyer for its review and approval. Unless Buyer objects in writing to any such Estoppel within two (2) business days after receipt thereof, Buyer shall be deemed to have approved such Estoppels. Within two (2) business days after receipt of a notice from Buyer, Seller shall deliver the Estoppels to all tenants of the Property and cooperate with reasonable requests from Buyer to cause each tenant to execute an Estoppel; provided, however, that in no event shall any failure by Seller or any tenant to deliver an executed Estoppel with respect to a Lease constitute a Seller default under this Contract. Seller shall deliver to Buyer a true, correct and complete copy of all executed Estoppels received by Seller, which delivery may be effected by electronic mail to Buyer’s attorney. Seller’s liability with respect to any Seller Estoppel delivered in accordance with the terms of Section 11(a)(iv) shall terminate upon the earlier of the date (a) provided in Section 26 or (b) that a Estoppel is delivered by tenant to Buyer in substitution of the Seller Estoppel.

14. RISK OF LOSS. If, prior to the Closing Date, all or part of the Property is damaged by fire or by any other cause whatsoever, Seller shall promptly give Buyer written notice of such damage.

(a) If the cost of repairing such damage is not in excess of Five Million Dollars ($5,000,000) at the time of such casualty (as determined by Seller’s independent insurer), then (a) Buyer shall have the right at the closing to receive, to the extent such sums have not been expended on repair work, the amount of the deductible plus an assignment of all insurance proceeds payable as a result of such loss; (b) this Contract shall continue in full force and effect with no reduction in the Purchase Price and (c) Seller shall have no obligation to repair such damage.

(b) If the cost of repairing damage from such casualty is equal to or greater than Five Million Dollars ($5,000,000) at the time of such casualty (as determined by Seller’s independent insurer), then Buyer shall have the right, for a period of ten (10) days from the date of notice of the amount of damage caused by the casualty, but, in any event, prior to the Closing Date, to terminate this Contract by giving written notice of termination to Seller within such period. Upon such termination, the Earnest Money shall be returned to Buyer and the parties hereto shall be released of any further liability hereunder except as otherwise provided herein. If Buyer fails to notify Seller within such period of Buyer’s exercise of its right to terminate this Contract, then Buyer shall proceed to closing and, to the extent such sums have not been expended on repair work, all insurance proceeds received by Seller as a result of such casualty loss plus the amount of the deductible shall be paid to Buyer at the closing. If such proceeds have not yet been received by Seller, then Seller’s rights to such proceeds shall be assigned to Buyer at the closing upon payment of the full Purchase Price to Seller by Buyer less the amount of Seller’s deductible and Seller shall have no obligation to repair such damage.

15. SELLER’S FAILURE TO PERFORM. If Seller fails to perform under this Contract when obligated to do so, Buyer may either: (a) sue to enforce specific performance hereof or (b) terminate this Contract and receive the Earnest Money and any interest earned thereon plus, solely in the case where Seller’s failure to perform is as a result of its willful or intentional default, damages from Seller in an amount equal to Buyer’s third-party expenses actually incurred in connection with the transaction contemplated in this Contract, which damages shall not exceed One Hundred Thousand and No/100 Dollars ($100,000.00), and, in the event of such termination, Buyer and Seller shall be relieved of all obligations and liabilities under this Contract (except as otherwise provided in this Contract). If Buyer elects subsection (a) from the previous sentence, the parties shall continue this Contract pending Buyer’s action for specific performance, in which latter event Buyer, as a condition to such action, shall not accept return of the Earnest Money and shall place the full amount of the Purchase Price above the Earnest Money into escrow with the Escrow Agent.

16. BUYER’S FAILURE TO PERFORM. If Buyer fails to close on the Property when obligated to do so, and provided such failure is not caused by the default of Seller hereunder, the Earnest Money shall be paid to and retained by Seller as fixed, agreed and liquidated damages, and as Seller’s exclusive remedy for such failure to perform, and Seller and Buyer shall be relieved from all liabilities and obligations under this Contract (except as otherwise provided in this Contract).

17. ATTORNEYS’ FEES; COSTS. In connection with any litigation arising out of this Contract, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs at both the trial and appellate levels.

18. CONDEMNATION. In the event of the institution, prior to closing, of any proceedings, judicial, administrative or otherwise, which relate to a taking or proposed taking of any portion of the Property by eminent domain, Seller shall immediately notify Buyer thereof. In the event any such taking or proposed taking relates to a substantial portion (hereinafter defined) of the Property, Buyer may at its option, terminate this Contract by written notice to Seller within ten (10) days after Buyer is advised of the commencement of condemnation proceedings and all Earnest Money shall be refunded to Buyer, and Buyer and Seller shall be relieved of all obligations and liability under this Contract (except as otherwise provided in this Contract). For purposes of this Section 18, a substantial portion of the Property shall be deemed to mean (i) more than ten percent (10%) of the land area of the Real Property or (ii) any condemnation that materially and adversely affects access to the Real Property. If Buyer does not terminate this Contract pursuant to the foregoing provisions, Buyer shall have the right to appear and defend such condemnation proceedings, and in the event the closing occurs, any award in condemnation shall, at Buyer’s election, become the property of Buyer.

19. BROKERS AND AGENTS. Each of the parties represents to the other that it has not retained or used the services of a broker or agent in connection with this transaction, except that Seller has retained the services of Cassidy Turley Commercial Real Estate Services, Inc. (the “Broker”), who will be paid by Seller pursuant to a separate agreement. Each party agrees to indemnify and hold the other harmless from any claims of brokers or agents for fees or commissions arising out of this transaction attributable to a breach by such party of its representations under this Section, and Seller shall indemnify and hold harmless Buyer from any claims of the Broker. The provisions of this Section 19 shall survive the termination or closing of this Contract.

20. NOTICES. Any notice required or permitted to be given hereunder shall be in writing and delivered by a nationally recognized overnight courier service providing a receipt (such as Federal Express), by hand or by e-mail provided that receipt of such e-mail is verified by the sender and followed by a written notice in accordance with another method of delivery addressed as follows (or at any other address designated by either party by notice to the other party pursuant to this Section 20):

If to Buyer:	Terreno Realty Corporation
101 Montgomery Street, Suite 200
San Francisco, California 94104
Attention: Gregory N. Spencer
Telephone: 415-655-4586
E-mail: greg@terreno.com

With a copy to:	Cozen O’Connor
1627 Eye Street, NW, Suite 1100
Washington, DC 20006
Attention: Daniel W. Hardwick, Esq.
Telephone: 202-463-2538
E-mail: dhardwick@cozen.com

If to Seller:	c/o Stanley Martin Homes
11111 Sunset Hills Rd., Ste. 200
Reston, VA 20190
Attention: Martin K. Alloy
Telephone: 703-964-5101
E-mail: alloymk@stanleymartin.com

With a copy to:	c/o Stanley Martin Commercial
7501 Wisconsin Avenue, Suite 630E
Bethesda, MD 20814
Attention: Fred Farshey
Telephone: 301-654-7000
E-mail: ffarshey@stanleymartincommercial.com

With a copy to:	Arent Fox LLP
1717 K Street, NW
Washington, DC 20006
Attention: Richard N. Gale, Esq.
Telephone: 202-857-6379
E-mail: richard.gale@arentfox.com

Notices shall be deemed given when received by the party to whom it is addressed, if delivered by overnight courier service or by hand or on the date sent, if sent by e-mail.

21. ENTIRE AGREEMENT. This Contract shall constitute the entire agreement between the parties, and no prior verbal or written agreement of understanding shall survive the execution of this Contract. In the event of any amendment or modification of this Contract, the amendment or modification shall be in writing signed by all the parties, or their agents, in order to be binding upon the parties. This Contract, or a memorandum thereof, shall not be recorded among the land records.

22. FURTHER ASSURANCES. Seller agrees that it will, at any time and from time to time after the Closing Date, upon request of and at the sole cost and expense of Buyer, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required for the assigning, transferring, granting, assuring and confirming to Buyer, or for aiding and assisting in collecting and reducing to possession, any or all of the assets or property being sold to Buyer pursuant to this Contract, provided that the same do not impose any liability on Seller beyond that provided in this Contract or any document required to be executed by Seller pursuant to this Contract (other than under this Section).

23. WAIVER OF JURY TRIAL. The parties hereto waive trial by jury in any action, proceeding or counterclaim brought by any party against any other party on any matter arising out of or in any way connected with this Contract.

24. BENEFIT AND BURDEN. This Contract shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Buyer shall not assign its rights under this Contract without Seller’s prior written consent. Notwithstanding the preceding sentence, Buyer may, without Seller’s prior written consent (but only after at least two (2) Business Days’ prior written notice to Seller), assign its rights under this Contract to an entity controlled by or under common control with Buyer; provided, however, that no such assignment shall relieve or release Buyer from any obligations under this Contract (whether arising on or before or after the Closing Date) and Buyer shall remain jointly and severally liable for all the same together with such assignee. Any assignment of Buyer’s rights under this Contract in contravention of this Section 24 shall be null and void and of no force and effect and shall constitute a material default by Buyer under this Contract.

25. APPLICABLE LAW. This Contract shall be governed by and interpreted in accordance with the laws of the District of Columbia, excluding, however, choice of law rules,

and in the event of a dispute, the parties shall submit the same to adjudication by any court in the District of Columbia or any federal court sitting in the District of Columbia, and unless no such court shall be competent to accept such dispute for adjudication, such election shall be exclusive. Further, the parties waive any objections to such election of venue arising out of any alleged inconvenience thereof.

26. LIMITATION ON LIABILITY; SURVIVAL.

(a) Except as otherwise set forth in this Contract, the representations, warranties and covenants in this Contract shall not survive settlement and delivery of the Deed and shall be merged therein. The representations and warranties set forth in Section 5(a) of this Contract shall survive for a period of six (6) months after the Closing (the “Survival Period”); provided, however, that in the event of a breach by Seller of a representation or warranty under Section 5(a) of this Contract, no Claim and no action or proceeding with respect to such Claim shall be valid or enforceable, at law or in equity, unless (a) a notice of a Claim is delivered by Buyer to Seller prior to the expiration of the Survival Period and (b) a legal proceeding is commenced within sixty (60) days after the expiration of the Survival Period.

(b) Notwithstanding any provision to the contrary herein or in any document or instrument executed by Seller and delivered to Buyer at or in connection with the closing, including, but not limited to, the Deed (collectively, “Closing Documents”), Seller shall have no liability whatsoever with respect to any damages, claims (including without limitation, any claim for damage to property of others or injury to or death of any persons), penalties, obligations, liabilities, fines, losses, causes of action, fees, injuries, liens, encumbrance, proceedings, judgments, actions, rights, demands, costs and expenses (including without limitation, reasonable attorneys’ fees) under any of the representations or warranties set forth in Section 5(a) of this Contract (collectively, “Claims”), except to the extent (and only to the extent) that the aggregate amount of all Claims for breach of Seller’s representations and warranties exceeds Fifty Thousand Dollars ($50,000) (the “Threshold Amount”); provided, however, notwithstanding any provision to the contrary herein or in any Closing Document, the total liability of Seller for any or all Claims shall not exceed Two Million Dollars ($2,000,000) (the “Cap Amount”). Buyer shall not make any Claim or deliver any Claim notice, unless in good faith, it believes would exceed the Threshold Amount as set forth above.

27. TIME OF THE ESSENCE. All times, wherever specified herein for the performance by Seller or Buyer of their respective obligations hereunder, are of the essence of this Contract. Notwithstanding the foregoing, any time period provided for herein which shall end on a Saturday, Sunday, or legal holiday shall extend to the next Business Day. For purposes of this Contract, the term “Business Day” shall mean those days of the week which are not a Saturday, Sunday or any other federal or state holiday in which the banks in Washington, D.C. are not open for business.

28. COUNTERPARTS. This Contract may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement binding on the parties hereto.

29. DRAFTS NOT AN OFFER TO ENTER INTO A LEGALLY BINDING CONTRACT. The parties hereto agree that the submission of a draft of this Contract by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property pursuant to the terms of this Contract. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Contract only if and when the parties have been able to negotiate all of the terms and provisions of this Contract in a manner acceptable each of the parties in their respective sole discretion, including, without limitation, all of the Exhibits and Schedules hereto, and each of Seller and Buyer have fully executed and delivered to each other a counterpart of this Contract, including, without limitation, all Exhibits and Schedules hereto.

30. CONFIDENTIALITY AND PRESS RELEASES.

(a) Confidentiality Agreement. Buyer has entered into a Principal Confidentiality Agreement dated as of October 1, 2014 (the “Confidentiality Agreement”). Buyer agrees to continue to be bound by the terms of the Confidentiality Agreement until the earlier of (i) the Closing Date or (ii) the earlier termination of this Contract.

(b) Press Release. Seller and Buyer hereby covenant that prior to the closing it shall not issue any press release or public statement (a “Release”) with respect to the transactions contemplated by this Contract without the prior consent of all parties to this Contract, except to the extent required by law or the regulations of the Securities and Exchange Commission. If Seller or Buyer is required by law to issue a Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. Seller and Buyer may issue a Release after the Closing Date.

31. ESCROW.

(a) Interpleader. In the event of a dispute concerning the disposition of the Earnest Money, the Escrow Agent shall have the right at any time to deposit any cash funds held by it under this Contract with the clerk of the court having jurisdiction. The Escrow Agent shall give written notice of such deposit to Seller and Buyer. Upon such deposit, the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(b) Escrow Agent as Stakeholder. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims, and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by the Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

32. PROPERTY CONDITION. In accordance with and pursuant to Title 42; Chapter 6, Section 42-608 of the District of Columbia Code, Buyer confirms that Seller has advised Buyer that the soil on the Property is as described by the Soil Conservation Service of the U.S. Department of Agriculture in the Soil Survey of the District of Columbia as Urban Land. For further information, Buyer can contact a soil testing laboratory, the D.C. Department of

Consumer and Regulatory Affairs or the Soil Conservation Service (U.S.D.A.). The foregoing is given pursuant to District of Columbia statutory requirements and does not constitute a representation or warranty by Seller. In accordance with the requirements of the D.C. Underground Storage Tank Management Act of 1990, as amended (D.C. Code Section 6-995.1 et seq.) and the D.C. Underground Storage Tank Regulations (20 DCMR Chapters 55-68), Seller hereby informs Buyer that Seller has no actual knowledge of the existence of any “underground storage tank” as that term is defined in the foregoing. Information pertaining to underground storage tanks and underground storage tank removal of which the D.C. Government has received notification is on file with the D.C. Department of Consumer and Regulatory Affairs, Environmental Regulation Administration, Underground Storage Tank Branch, 2100 Martin Luther King, Jr. Avenue, S.E., Washington, D.C. In accordance with the District of Columbia Underground Facilities Protection Act, as amended (D.C. Code Sections 34-2701 et seq.) (the “Underground Facilities Act”), Buyer shall be solely responsible for providing any notifications required therein prior to performing any excavation on the Property, and any work performed by or on behalf of Buyer at the Property shall be strictly in accordance with the Underground Facilities Act. Buyer hereby agrees to indemnify, hold harmless and defend Seller, its property manager(s) and their respective agent(s), representative(s) and contractor(s) from and against any and all claims, damages and liabilities (including reasonable attorneys’ fees, court costs and expert witness and other third party consultant costs and expenses) proximately caused by or in connection with the breach or default by Buyer of its obligations under this Section 32. This Section 32 shall survive closing or termination of this Contract.

33. NOVATION AGREEMENT. After Effective Date and prior to the Closing Date, Seller shall request a “pre-clearance letter” from each tenant under the GSA Leases (as defined on Schedule 5(a)(v)) (each a “GSA Tenant” and collectively, the “GSA Tenants”), in substantially the same form attached hereto as Exhibit H. Immediately after closing, Buyer shall be responsible for and promptly obtain a novation agreement substantially in the form attached hereto as Exhibit I (the “Novation Agreement”), except for any changes required by the GSA Tenant under federal law. Buyer shall promptly deliver all applicable information and evidence to the GSA Tenant from time to time, with copies to Seller as necessary or required, +to comply with the pre-clearance letter or obtain the Novation Agreement. From and after closing, Buyer shall indemnify, defend and hold Seller harmless from any loss, liability, damage or expense incurred by Seller under the GSA Lease and/or as a result of Buyer’s failure to obtain the Novation Agreement. Seller shall cooperate reasonably with Buyer (at no cost or liability to Seller) in Buyer’s efforts to obtain the Novation Agreement. The obligations of the parties pursuant to this Section 33 shall survive closing. Seller’s failure to obtain the approval or execution of such pre-clearance letter shall not be deemed to be a default by Seller or excuse or delay Buyer’s obligation to consummate the transaction contemplated by this Contract.

34. SEC COMPLIANCE COOPERATION. Seller acknowledges that Buyer must comply with certain acquisition audit or disclosure requirements pursuant to rules and regulations of the United States Security and Exchange Commission (“SEC”). Accordingly, Seller agrees to reasonably cooperate with Buyer at no cost, expense or liability to Seller and to make available to Buyer such Property records as may be necessary to permit Buyer to comply with SEC requirements, including, without limitation, providing Buyer the most recent financial statements of the Property, and more current unaudited balance sheets and income statements for the Property for the current fiscal year through the Closing Date and for the prior fiscal year. This provision will survive closing.

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IN WITNESS WHEREOF, the undersigned parties have executed this Contract as of the day and year first above stated.

SELLER:

SMC-United Industrial Limited Partnership, a District of Columbia limited partnership

By:	/s/ Martin K. Alloy
Martin K. Alloy, its general partner

By:	/s/ Faramarz Fardshisheh
Faramarz Fardshisheh, its general partner

By:	SMC-V Street Limited Partnership,
a District of Columbia limited partnership, its general partner

	By:	Stanley Martin Commercial of D.C., Inc.,
a District of Columbia corporation
General Partner

		By:	/s/ Faramarz Fardshisheh
Faramarz Fardshisheh
President

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BUYER:

Terreno Realty LLC, a Delaware limited liability company

By:	Terreno Realty Corporation, a Maryland corporation, its sole member

	By:	/s/ Gregory N. Spencer
Gregory N. Spencer
Vice President

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The undersigned Escrow Agent executes this Contract solely for the purpose of evidencing its agreement to perform its obligations, as set forth in this Contract, it being understood and agreed that Escrow Agent shall have absolutely no liability for the performance by Seller or Buyer of their obligations under this Contract.

Chicago Title Insurance Company

By:	/s/ R. Eric Taylor
Name: R. Eric Taylor
Title: V.P. and Senior Counsel

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